EXHIBIT 5.1

                         Meltzer, Lippe & Goldstein, LLP
                                190 Willis Avenue
                             Mineola, New York 11501

                               September 22, 2003

Division of Corporate Finance
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, D.C. 20549

            Re:   Hauppauge Digital Inc.
                  2003 Performance and Equity Incentive Plan

Gentlemen:

      We have acted as counsel for Hauppauge Digital Inc., a Delaware corporation (hereinafter called the "Company") in connection with the proposed issue and sale by the Company of a maximum of 500,000 shares of Common Stock subject to the provisions of the Hauppauge Digital Inc. 2003 Performance and Equity Incentive Plan (the "Plan").

      As counsel to the Company, we have examined the Minute Books of the Company, together with copies of its Articles of Incorporation and By-Laws. We have also examined the Plan and the proposed Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission. Based upon the foregoing, and our examination of such other documents as we deemed pertinent, we are of the opinion that:

      1. The Company is a corporation duly organized and validly existing and in good standing under and by virtue of the laws of the State of Delaware.

      2. The authorized capital of the Company consists of 25,000,000 shares


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of Common Stock, par value $.01 per share, of which 8,879,048 shares of Common
Stock are presently (as of September 18, 2003) legally issued and outstanding, fully paid and non-assessable, not including treasury shares.

      3. The shares of Common Stock of the Company to be issued upon the exercise of the Options are validly authorized and, assuming (a) the shares of Common Stock so issuable will be validly authorized on the dates of exercise,
(b) on the dates of exercise, the Options will have been duly executed, issued, and delivered, will constitute the legal, valid and binding obligations of the Company, and will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with their terms, and (c) no change occurs in the applicable law or the pertinent facts, then, when (d) the pertinent provisions of such blue sky and securities laws as may be applicable have been complied with and (e) the Options are exercised in accordance with their terms and the terms of the Plan, the shares of Common Stock so issuable will be validly issued, fully paid and non-assessable.

                                        Very truly yours,


                                        /s/ Meltzer, Lippe & Goldstein, LLP
                                        -----------------------------------
                                        Meltzer, Lippe & Goldstein, LLP


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